Exhibit 10.44
Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the Commission upon request.
Development Services Agreement
THIS DEVELOPMENT SERVICES AGREEMENT (this "Agreement"), dated as of the 1 October 2024 (the “Effective Date”), is made and entered into between GGS Energy, LLC, a Delaware limited liability company (“Developer”), and Vast Renewables Holdco Corp (“Vast”).
RECITALS
A.    Vast desires to develop the Project described on Exhibit A attached hereto (the “Project”) using its proprietary technology adapted to applicable US Federal, state and local requirements and market conditions.
B.    Developer is an experienced energy sector project and technology developer and is in the business of providing development support and expertise for its own projects and those of others. Developer proposes to undertake Project development activities intended to progress the Project to successful completion.
C.    Vast wishes to engage Developer to manage, under its supervision, the planning, financing, and development for the Project as set forth in this Agreement, and Developer wishes to accept such engagement, upon all of the terms and subject to the conditions hereinafter set forth.
D.    The Parties intend to collaborate on the development of additional projects and use this Agreement (including the Success Fee arrangement) as a baseline for governing their relationship in future projects, subject to the execution of separate, definitive documentation with respect to such future project and in connection therewith each party reserves the right to request reasonable modifications for future projects and no Party is required to enter into any future agreement or develop another project with the other Party until such separate, definitive documentation is executed for such project.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vast and Developer hereby agree, as follows:
1.    Engagement of Developer. Vast hereby engages Developer and authorizes Developer, subject to the terms and conditions hereof, to provide services relating to the management of the planning, financing, and development of the Project as set forth in Exhibit B hereto (the “Services”) utilizing the resources described in Exhibit C (“Development Team Resources”). Developer hereby accepts such engagement and agrees to perform the Services. Developer shall cause the Services to be performed using reasonable skill and care, and shall use reasonable efforts to cause the Project to be completed as soon as reasonably possible in an efficient, timely, orderly and economical manner, consistent with and subject to the terms and conditions of this Agreement.
2.    Certain Definitions.
“Affiliate” means, with respect to any Person (defined below), any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities or by contract.
“Business Day” means a day that is not a Saturday, Sunday, public holiday or bank holiday in Texas, United States or New South Wales, Australia.
“Developer Background Intellectual Property” means the pre-existing Intellectual Property including, but not limited to, know-how, methodologies and trade secrets of Developer (if any) that has not been created specifically for or as a result of the supply of the services under this Agreement
“Development Fee” means (i) all consideration in the form of cash or equity received by Vast1 at the Project’s final investment decision in exchange for its development activities in connection with the Project, (ii) all proceeds received by Vast from the sale of all or substantially all of the assets of the Project prior to the Project’s final investment decision or (iii) all proceeds from the sale of 100% of the equity interests in Vast held by Vast Renewables Ltd. (“Vast TopCo”) and Nabors Industries Ltd. (“Nabors Topco”), or a DevCo entity responsible for developing the Project on behalf of Vast, Nabors and any other third party development investors, or any of their respective subsidiaries.
“Intellectual Property” means any invention, discovery, trade secret, technology, scientific or technological development, research data, computer software, or other form of expression that gives rise to Intellectual Property Rights, as such term is defined in Annexure A, attached hereto and incorporated herein.
“Party” or “Parties” mean(s) individually, each of Developer and Vast, and collectively, both Developer and Vast, and in either instance includes any of their respective Affiliates.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
“Project IP” means any Intellectual Property that is created by or on behalf of the Developer specifically in relation to or for the purpose of the supply of services to Vast.
“Service Providers” means the contractors, engineers, suppliers and other third-party vendors who sell and/or install renewable energy products and/or provide energy efficiency retrofits and other upgrades to the Project.
“Vast2 Change of Control” means any transaction or series of transactions following which Vast TopCo and Nabors TopCo, collectively, cease to own a majority of the equity interests in Vast or the right to appoint a majority of the members of Vast’s governing body, if applicable.
“Vast Intellectual Property” means the Intellectual Property of Vast TopCo (and/or any of Vast TopCo’s subsidiaries) including, but not limited to, know-how, methodologies and trade secrets.
“$” means USD.
3.    Exclusivity. Vast agrees that for the period of time commencing on the Effective Date and until termination thereafter (“Exclusivity Period”) that Developer will be the exclusive provider of services described in this Agreement with respect to the Project; provided, that, the Parties acknowledge that Vast may from time to time collaborate with Nabors Energy Transition Solutions LLC (or one of its affiliates) in connection with the
1 NTD: For the sake of clarity, it is intended that this Agreement shall be assigned to a DevCo entity responsible for developing the Project on behalf of Vast, Nabors and any other third party development investors and as such, the defined Tenn “Vast” as used in this definition is intended to refer to such DevCo entity.
2 NTD: For the sake of clarity, it is intended that this Agreement shall be assigned to a DevCo entity responsible for developing the Project on behalf of Vast, Nabors and any other third party development investors and as such, the defined Term “Vast” as used in this definition is intended to refer to such DevCo entity.

development of the Project in the United States, which may include undertaking activities substantially similar to certain Services, and such collaboration, with or without consideration or other financial arrangements, shall not constitute a breach of this Section 3. Except as otherwise provided herein, Developer agrees that during the Exclusivity Period that it will not engage with any party to deliver services (i) for a project with characteristics reasonably resembling the Project in technology or objectives or (ii) in a manner that would reasonably be expected to, or does, prevent or materially impair or delay the Developer from performing the Services pursuant to this Agreement.
4.    Remuneration of Developer. In consideration of Developer’s Services, Vast agrees to pay Developer a monthly fixed fee, certain agreed expenses and a Success Fee, all as set forth in Exhibit D hereto (the “Fees”).
5.    Confidentiality/Permission to Disclose. The Parties agree to be bound by the terms contained in the Confidentiality Agreement attached hereto and incorporated herein as Annexure A (the “Confidentiality Agreement”). Subject to the Confidentiality Agreement, Vast agrees that Developer may disclose its service provider relationship with Vast to any Service Providers or other third-party reasonably necessary in furtherance of this Agreement, including but not limited to, for the purpose of ensuring that such party knows that Developer will exclusively represent Vast in the development of the Project.
6.    Term; Termination For Convenience. This Agreement will become effective on the Effective Date and will continue in effect until terminated in accordance with this Section 6 or Section 7 below (the “Term”). Notwithstanding anything herein to the contrary, either Party may terminate this Agreement at any time by providing ninety (90) days prior written notice to the other Party.
7.    Termination For Cause. Either Party may terminate this Agreement immediately in the event of the other Party’s Default. The following shall constitute a “Default”: (i) failure to pay any Fees to Developer in an amount lawfully due and payable on the Project within ten Business Days following written notice by Developer of such amount being due and payable, unless such amount is disputed in good faith by Vast; and (ii) failure to comply with any material provision of this Agreement, and the continuation of such failure for fifteen (15) days after written notice thereof from the non-defaulting Party to the defaulting Party. In addition to the right to terminate this Agreement, upon the occurrence of any Default (after any applicable notice and cure periods), the non-defaulting party may, at any time while such Default continues, exercise any other remedies that may be provided at law or in equity. During the continuance of any Developer Default, Vast may suspend payment to the Developer and any such suspension by Vast shall not constitute a breach of this Agreement, nor shall it affect Developer’s obligation to provide the services. During the continuance of any Vast Default, Developer may suspend Developer's performance under this Agreement, and any such suspension by Developer shall not constitute a breach of this Agreement, nor shall it affect Developer's right to Fees, or any portion thereof.
8.    Effect of Termination.
a.    In the event this Agreement is terminated pursuant to Section 6 or 7 above, Sections 2 and 9 – 14 shall survive, including each Party’s rights and obligations with respect thereto. Upon termination of this Agreement pursuant to Section 6 or Section 7, Developer shall (i) promptly electronically (and physically in the case of documents requiring physical copies for effectiveness) deliver to Vast copies of all records relating to the Project or the Services including notes, drawings, project plans, financial models, investor decks, permits, engineering work, designs, contracts, leases, tax records and other information, vendor and supplier lists, actual or prospective debt and equity investor lists, and any other material document and (ii) use commercially reasonable efforts to transition the development of the Project back to Vast or its designee, including making the Development Team Resources available to Vast upon reasonable request for the sharing of statuses or other information relating to the Services or the Project. For the avoidance of doubt, GGS may be required to maintain Development Team Resources for a maximum period of 90 days.

b.    In the event this Agreement is terminated by (a) Vast pursuant to Section 6 above prior to the payment of a Success Fee (as referred to in Exhibit D) to GGS or (b) GGS pursuant to Section 6 above within thirty (30) days of a Vast Change of Control or (c) GGS pursuant to Section 7 above, and Vast3 receives a Development Fee within 24 months of such termination, Vast shall pay to GGS an aggregate payment equal to the Success Fee multiplied by the lower of: (a) the result of (i) the number of calendar quarters elapsed between the execution date and termination date of this Agreement divided by (ii) 12 calendar quarters, and (b) 1. To the extent the Development Fee is paid via a mix of cash or carried equity, the Success Fee shall be paid according to the same consideration mix unless otherwise agreed by the Parties. For the avoidance of doubt, if this Agreement is terminated for any reason other than as stipulated in this clause 8.b, GGS will not be entitled to a Success Fee or any portion of a Success Fee.
9.    Indemnification.
a.    Developer shall indemnify Vast, and each of its members, shareholders, directors, officers, managers, employees, agents, attorneys, and representatives (collectively, the “Vast Indemnified Parties) to the fullest extent permitted by applicable law from and against all losses, reasonable, documented, out of pocket expenses, demands, claims, actions, damages, liabilities, costs, penalties, fines, awards including reasonable legal expenses (collectively, “Losses”) which may be incurred or suffered by any Vast Indemnified Party and which may arise out of, result from or in any way relate to any claim, action, lawsuit or proceeding by any Person other than Developer, to which a Vast Indemnified Party may become subject to the extent caused by the negligent acts or omission (including all liabilities arising as a result of damage to a third party’s property or injury to or death of any person, and all legal costs in relation to any liabilities) sustained or incurred by any of Vast Indemnified Parties, except for such Losses as are determined to have resulted from the Vast Indemnified Party’s gross negligence, fraud, or willful misconduct. Upon the occurrence of an event giving rise to any indemnification obligation hereunder, the Vast Indemnified Party shall promptly notify Developer and provide Developer with copies of any documents reflecting the claim for which such indemnification is sought. The Vast Indemnified Party shall cooperate with Developer in the defense of any claim on the condition Developer shall reimburse the Vast Indemnified Party for any out-of-pocket costs and expenses incurred in connection therewith. Developer shall be entitled to settle, compromise, discharge or otherwise completely contest any claim or occurrence for which indemnification hereunder is sought with Vast’s written consent. If Developer fails to do so, the Vast Indemnified Party is entitled to engage such attorneys and other persons to defend against the claim, as it may choose.
b.    Vast shall indemnify, defend, and protect Developer, and each of its members, shareholders, directors, officers, managers, employees, agents, attorneys, and representatives (collectively, the “Developer Indemnified Parties) to the fullest extent permitted by applicable law from and against all losses, reasonable, documented, out of pocket expenses, demands, claims, actions, damages, liabilities, costs, penalties, fines, awards including reasonable legal expenses (collectively, “Losses”) which may be incurred or suffered by any Developer Indemnified Party and which results from any claim, action, lawsuit or proceeding by any Person other than Vast or one of its affiliates, to which an Indemnified Party may become subject by reason of the fact that Developer was serving as an agent of Vast, or is or was serving at the request of Vast in connection with provision of the Services under this Agreement, except for such Losses resulting from the Developer Indemnified Party’s gross negligence, fraud, or willful misconduct. Upon the occurrence of an event giving rise to any indemnification obligation hereunder, the Developer Indemnified Party shall promptly notify Vast and provide Vast with all information, including copies of any documents relating to the claim for which such indemnification is sought. The Developer Indemnified Party shall cooperate with Vast in the defense of any claim on the condition Vast shall reimburse the Developer Indemnified Party for any out-of-pocket costs and expenses incurred in connection
3 NTD: For the sake of clarity, it is intended that this Agreement shall be assigned to a DevCo entity responsible for developing the Project on behalf of Vast, Nabors and any other third party development investors and as such, the defined Term “Vast” as used in this section is intended to refer to such DevCo entity.

therewith. Vast, in its sole discretion, shall be entitled to settle, compromise, discharge or otherwise completely contest any claim or occurrence for which indemnification hereunder is sought, provided that the terms of any settlement, compromise or discharge do not impose any additional liability or potential liability on the Developer Indemnified Party for which Vast is not responsible. If Vast fails to do so, the Developer Indemnified Party is entitled to engage such attorneys and other persons to defend against the claim, as it may choose.
10.    Limitation of Liability. Except if awarded by a court of competent jurisdiction and included in the indemnification obligations in Section 9, in no event shall either party be liable to the other party for any indirect, special, punitive, incidental or consequential damages, whether based in contract, tort (including negligence), or any other theory of liability. Notwithstanding anything to the contrary, Developer shall not be liable to Vast for any damage or destruction of the Project by, or any action or failure to act of Service Providers or other third-party contractors or any subcontractor working on the Project, unless such action or failure to act is a result of Developer's gross negligence or willful misconduct.
11.    No Personal Liability. In no event shall any member, shareholder, manager, director, officer, employee, representative, attorney, or agent of a Party hereto or their respective Affiliates have any personal liability for the performance of such Party's obligations under this Agreement.
12.    Insurance. Vast shall carry commercial general liability insurance, on an occurrence form, adequate to protect the interest of the Parties hereto; and shall be the primary liability insurance for all claims or liabilities arising from, or incidental to this Agreement. General liability risks and key exposures to be covered shall include, but not be limited to, the Project and all Services in connection with the Project, personal injury, and completed operations. The limits of each policy shall not be less than $1,000,000 per occurrence for bodily injury, personal injury and Project damage and subject to a $2,000,000 annual aggregate. During any Project construction, Vast shall also carry builder’s risk insurance in an amount at least equal to the replacement cost of the improvements being constructed for the Project.
13.    Injunctive Relief. Each Party understands and agrees that money damages would not be an adequate remedy for any breach of this Agreement and that the harmed Party shall be entitled to specific performance and injunctive or other equitable relief, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the harmed Party.
14.    Intellectual Property.
a.    Each Party hereby agrees that it has, and will have, no licence or other right to use the other Party's Intellectual Property, except as set out in an agreement between the parties.
b.    Unless otherwise agreed in writing by the parties and subject to clause 14.a above, any improvements developments or modifications to the:
i.    Vast Intellectual Property created by, or on behalf of, either Party during the Term (including future copyright), will vest absolutely and automatically on creation in Vast TopCo and to the extent created by Developer, Developer hereby assigns all such Intellectual Property to Vast TopCo on and from creation; and
ii.    Developer Background Intellectual Property created during the Term (including future copyright), will vest absolutely and automatically on creation in Developer, and the parties agree to do all such things as are necessary, including the execution of documents, to give effect to this clause.
c.    Unless otherwise agreed in writing by the Parties, any Project IP (including future copyright) will vest in Vast absolutely and automatically on creation and Developer hereby assigns all such Intellectual Property to Vast on and from creation. Developer agrees to do all such things as are necessary, including the execution of documents, to effect the assignment of title in the Project IP to Vast.
d.    Developer will retain all rights, title and interest in any Developer Background Intellectual Property provided that Developer grants to Vast a non-exclusive, worldwide, perpetual, royalty-free, sub-licensable, and transferable (such transfer to be solely in connection with relevant Project IP) licence to use Developer Background Intellectual Property to the extent Vast needs to use the Developer Background IP for the services. Developer agrees to provide Vast with copies of any such information (including all specifications), equipment and materials relating to Developer Background Intellectual Property as Vast may reasonably require from time to time.
e.    Vast TopCo warrants to Developer that the use by Developer in accordance with the Agreement of the Vast Intellectual Property (excluding any Intellectual Property created by Developer) for the purposes of and to the extent strictly necessary for the services in accordance with the Agreement will not infringe the Intellectual Property of a third party .
f.    Vast TopCo and/or Vast (as appropriate) grant Developer a non-exclusive, non-transferable licence to use the Vast Intellectual Property and the Project IP for the Term of the Agreement solely for the purpose of, and to the extent strictly necessary for, the services in accordance with the Agreement. Developer must ensure that each use of the Vast Intellectual Property is in a manner from time to time approved by Vast TopCo (including any conditions attached to such consent).
15.    Miscellaneous.
a.    Choice of Law; Conflict Resolution. The Parties expressly agree that this Agreement shall be governed and construed in accordance with the laws of the State of Texas (notwithstanding conflict of law rules) and venue shall be proper only in the County of Harris, Texas Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. A Party who intends to seek arbitration must first notify the other Party in accordance with the notification requirements contained at clause 15(c) of this Agreement completed form Notice of Dispute ("Dispute Notice") to the address above. If Parties to this Agreement are unable to resolve the claims described in the Dispute Notice within 30 days after the Notice is sent, they may initiate arbitration proceedings in accordance with its rules and procedures. The Party initiating the arbitration must mail a copy of the completed form for initiating arbitration proceedings to the opposing Party. The arbitration shall be held in the Harris County or at another mutually agreed location. The prevailing Party will be entitled to an award of its reasonable costs and attorneys’ fees incurred in connection with such proceedings. The “prevailing party” shall mean the Party that received substantially the relief requested, whether by settlement, dismissal, summary judgment, mediation, arbitration, judgment or otherwise.
b.    Assignment. Except as otherwise provided herein, neither Party shall assign its rights under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties acknowledge and agree that Vast shall have the right, at its sole discretion, to assign this contract to its Affiliates (a “Successor Entity”). In the event that a new agreement is required by the members of the Successor Entity, the Parties agree to cooperate in good faith to enter into a new agreement on terms similar to those contained herein. In the event of a valid assignment, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their successors and permitted assigns.

c.    Notices. All notices and other communications under this Agreement shall be in writing, in English and signed by a person duly authorized by the sender, and shall be deemed duly given when personally delivered or three (3) days after mailing if sent by registered or certified mail, return receipt requested, first class, postage prepaid to the address set out below, or if sent by email, on the earlier of (i) the time the sender receives an automated message from the intended recipient’s information system confirming delivery of the email, (ii) the time that the email is first opened or read by the intended recipient, or an employee or officer of the intended recipient; and (iii) four (4) hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that four (4) hour period, an automated message that the email has not been delivered, However, if the delivery, receipt or transmission is not on a Business Day or is after 5pm (local time) on a Business Day, the Notice is taken to be received at 9am on the next Business Day. Each Party may change its notice address at any time by notice given in accordance with this Section 14(c).

Developer:	Vast
H. David Ramm	General Counsel
CEO	Vast Renewables Ltd
GGS Energy, LLC	Suite 7.02, 124 Walker Street
5300 Memorial Drive, Suite 1050	North Sydney NSW 2060
Houston, Texas 77007	Australia
USA	General.counsel@vast.energy
dramm@ggsenergyllc.com
d.    No Third Party Beneficiary. This Agreement is intended for the benefit of, and shall be enforceable by, the Parties hereto, their respective permitted successors and assigns, and not by any third parties.
e.    Offset. A Party may deduct any amount owed to such Party in connection with this Agreement by the other Party from any payment to such other Party under this Agreement.
f.    Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforceable to the greatest extend permitted by law.
g.    Entire Agreement. This Agreement, together with any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
h.    Amendment; Extension; Waiver. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by the Parties hereto. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

i.    Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile, e-mail or otherwise, and any such counterpart executed and delivered via facsimile, e-mail or otherwise shall be deemed an original for all intents and purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GGS Energy, LLC (“Developer”)		Vast Renewables HoldCo Corp (“Vast”)

By:	/s/ H. David Ramm	By:	/s/ Craig Wood

Print:	H. DAVID RAMM	Print:	CRAIG WOOD

Title:	CEO GGS ENERGY, LLC	Title:	DIRECTOR

Address:	5300 MEMORIAL DRIVE	Address:	42 CARABELLA STREET
	SUITE 1050		SYDNEY, NSW 2061
	HOUSTON, TX, USA 77007		AUSTRALIA

EXHIBIT A
Project Description
A synthetic fuel (potentially methanol or eSAF or both) project with preliminary location in US southwest using a combination of Vast proprietary technology and technology of other providers and primarily though not exclusively derived from Vast design and engineering work related to its project with similar objectives to be constructed in Australia.

EXHIBIT B
Services
The specific services to be performed by Developer with respect to the Project shall include the following:
(a)    evaluating the Project as a whole and performing a thorough analysis of solutions specific to the Project based on Vast’s priorities;
(b)    using reasonable commercial efforts to select the best fitting technology and propose the most appropriate Service Providers for each aspect of the Project;
(c)  developing Project financial proformas to calculate and optimize return on investment (“ROI”) and cash flow for the Project, and present support Vast in its origination of, and discussions and negotiations with, project equity and debt sources and offtakers;
(d) using reasonable commercial efforts to assist in the Project obtaining all potential tax benefits, subsidies and rebates
(e) consulting with Vast and the Service Providers with respect to Project design and development;
(f)  managing the overall development of the Project, including monitoring the Project development progress, verifying milestones, managing Service Providers, maintaining project schedule, timelines and timely performance and providing regular progress reports on the foregoing to Vast;
(g) coordinating with and managing the Service Providers for the development of the Project and functioning as a liaison between Vast and Service Providers;
(h) recommending potential financial, legal, design, and installation providers for the Project and negotiating service agreements therewith;
(i) holding periodic coordination meetings with all Service Providers and Vast.
(j) assisting Vast in obtaining all required permits for the construction and operation of the Project;
(k) assisting Vast in selecting a site and obtaining a lease.
Exclusions from Services.
(a)    Developer is not a licensed contractor, architect, engineer or design professional and will not perform contractor or design services. The recommendations and advice of Developer concerning the Project shall be subject to the review and approval of Vast and the Vast’s professional consultants. It is not Developer’s responsibility to ascertain that the Project design and specifications are in accordance with applicable laws. However, if Developer in its performance of Services recognizes that portions of the Project design and specifications are at variance therewith, Developer shall communicate same to Vast.
(b)    Developer shall neither have control over or charge of, nor be responsible for, the project designs, construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the development of the Project, as these will solely be Vast’s rights and responsibilities.
(c)    Developer shall not be responsible for any Service Provider’s failure to perform its work in accordance with the requirements of its contract with Vast. However, Developer shall, in its performance of Services, inform Vast of any Service Provider’s failure to perform work as required by the Service Provider’s contract of which Developer becomes aware.

(d)    All agreements between Vast and Service Provider(s), whether written, oral or implied, shall be strictly between Vast and respective Service Provider(s). Developer will make commercially reasonable efforts to mediate in the event of a dispute, however, Developer shall have no legal responsibility and may not be held liable in any way by either party for any obligation, rights liabilities, legal claims or otherwise related to Vast, Service Provider(s) or any other third-party.

EXHIBIT C
Development Team Resources

-	Team Leader @ 90%
-	Senior Consultant 1 @ 40%
-	Senior Consultant 2 @ 25%
-	Business Analyst @ 25%
-	Junior Developer @ 60%
-	Offices Resources @ fixed fee
Additional Notes:
-    Percentages are approximate
-    Vast agreed third party resources are additive
-    Developer resource modifications as approved by Vast

EXHIBIT D
Developer Fees
Monthly Fixed Fee
$40,000.00 (in arrears, net 10 days)
Third Party Fees
Requires preapproval by Vast (Third Party Invoice terms)
Developer Expenses (travel, etc.)
Requires preapproval by Vast (Expense Report process)
Success Fee
1.    Promptly following the receipt of a Development Fee, Vast4 shall pay GGS an amount equal to 12% of the Development Fee (the “Success Fee”).
2.    The Parties agree to cooperate in good faith to make reasonable modifications to the Success Fee if required due to unfavorable market terms, cost overruns or other unforeseen factors that are reasonably likely to prevent the payment of such a Success Fee or Project from reaching its final investment decision.
3.    The Success Fee shall be paid in cash; provided, that, to the extent the Development Fee consists of consideration other than cash, the Success Fee shall be paid according to the same consideration mix as the Development Fee unless otherwise agreed by the Parties.
4.    The Success Fee shall be subject to a maximum amount of $10 million and a minimum amount of $4 million, regardless of the composition of its value.

4 NTD: For the sake of clarity, it is intended that this Agreement shall be assigned to a DevCo entity responsible for developing the Project on behalf of Vast, Nabors and any other third party development investors and as such, the defined Term “Vast” as used in this section is intended to refer to such DevCo entity.

ANNEXURE A
Confidentiality Agreement
1    Confidentiality
Subject to Section 5, the Recipient must keep all Confidential Information in strict confidence, and must not (except as expressly provided by this Confidentiality Agreement) without the prior written consent of the Discloser:
(a)    disclose the Confidential Information to any person (including to any Recipient Personnel) unless such person needs to access the Confidential Information for the Purpose; and
(b)    use the Confidential Information for any purpose whatsoever other than the Purpose; or
(c)    copy, reproduce or transmit (by any means) the Confidential Information, or knowingly permit such copying, reproduction or transmission to occur.
2    Security
The Recipient must:
(a)    keep the Confidential Information under the Recipient's control, and take all necessary and reasonable steps to safeguard the Confidential Information from access or use by unauthorised persons;
(b)    immediately inform the Discloser if it becomes aware of the possession, use or knowledge of the Confidential Information by any unauthorised person, and must provide all reasonable assistance in relation to this as the Discloser requires (at the Discloser’s expense); and
(c)    ensure that each of its Personnel who are provided with Confidential Information comply with the provisions of this Confidentiality Agreement as if a party to this Confidentiality Agreement.
3    Requirement to disclose
If the Recipient is required by the rules of a stock exchange or by law to disclose any Confidential Information, the Recipient must notify the Discloser as soon as is practicable of such requirement and the Recipient must comply with all reasonable directions by the Discloser to contest or resist the requirement to disclose Confidential Information (at the Discloser's expense).
4    Ownership and Intellectual Property Rights
The Confidential Information and all Intellectual Property Rights arising from the Confidential Information are and will remain at all times the absolute property of the Discloser. The Recipient acknowledges and agrees that:
(a)    nothing under this Confidentiality Agreement will be construed as granting to the Recipient (or any Recipient Personnel) any interest in, licence to or right to use any Confidential Information or any Intellectual Property Rights for its own benefit or for the benefit of any other person;
(b)    it has no right or entitlement of any nature in the Confidential Information or any Intellectual Property Rights; and
(c)    any development, modification or improvement arising out of or in consequence of the use or disclosure of the Confidential Information and any Intellectual Property Right will be the Discloser’s property, except to the extent agreed otherwise in writing.
4    No representation
Each party agrees that:
(a)    neither it nor any of its Personnel make any representation or warranty (express or implied) as to the accuracy and completeness of any Confidential Information; and

(b)    each party is solely responsible for its own assessment and evaluation of any Confidential Information disclosed by the other party.
5    Relationship
Except as expressly provided in this Confidentiality Agreement, the disclosure of Confidential Information under this Confidentiality Agreement shall not be interpreted as confirming any relationship between the parties or committing the parties to enter into any further relationship.
6    Return of Confidential Information
7.1 If required by the Discloser at any time, subject to clause 0, the Recipient must immediately:
(a)    return to the Discloser all Confidential Information (including all copies) held in material form (whether in hard copy, electronic or otherwise) in the possession or control of the Recipient or any Recipient Personnel;
(b)    completely remove all Confidential Information from any computer or other electronic storage devices owned or used by any person referred to in sub-clause (a) above; and
(c)    provide the Discloser with a certificate, in a form reasonably acceptable to the Discloser, signed by an officer of the Recipient confirming that sub-clauses (a) and (b) above have been complied with in full.
7 .2 Notwithstanding anything to the contrary in this agreement, Recipient and its Recipient Personnel may retain Confidential Information:
(d)    stored in standard archival or computer back-up systems or retained pursuant to such person's normal document retention practices, for litigation and regulatory purposes or to the extent required by law; and/or
(e)    pursuant to their professional accounting, legal and compliance policies or bona fide document retention policy requirements;
(f)    provided that such information that is retained remains subject to the confidentiality obligations set out in this Confidentiality Agreement.
7    Remedies
8.1 The Recipient acknowledges that, in the event of any alleged breach of this Agreement by the Recipient, damages may not be an adequate remedy, and the Discloser shall be entitled to seek equitable relief (including an injunction) in addition to damages. In any proceeding brought by the Discloser seeking equitable relief for a breach of this Confidentiality Agreement, the Recipient may not claim that the breach is one which may not or ought not be the subject of equitable relief.
8.2 The Recipient agrees that in addition to other remedies available to the Discloser, the Recipient will account to the Discloser for any profit or other benefit that the Recipient or any third party to whom the Recipient discloses the Confidential Information may receive as a result of their use or disclosure of the Confidential Information in breach of this Confidentiality Agreement.
8     General
9.1 The Recipient will be liable for any breach of this Confidentiality Agreement caused by any of its Personnel.
9.2 The obligations in this Confidentiality Agreement continue and survive as long as any information is Confidential Information.
9.3 No failure or delay by either party in exercising any right under this Confidentiality Agreement will operate as a waiver. No single or partial exercise of a right will preclude any other or further exercise of any right under this Confidentiality Agreement.
9.4 No party may assign this Agreement or any rights or obligations under this Confidentiality Agreement, without the other party’s prior written consent.
9.5 This Confidentiality Agreement may be executed in any number of counterparts (including facsimile copies). The counterparts together will constitute a binding and enforceable Confidentiality Agreement between the parties.

9.6 This Confidentiality Agreement shall be governed by laws of the Jurisdiction. The parties irrevocably agree that the courts of the Jurisdiction shall have non-exclusive jurisdiction.
9    Definitions
In this Confidentiality Agreement, unless the context otherwise requires:
“Confidential Information” includes
(a)    all information owned by, or pertaining to the Discloser or any of its Associates, which is disclosed to, or accessed by the Recipient whether before or after the date of this Confidentiality Agreement;
(b)    the fact that any investigations, discussions or negotiations are taking place between the parties;
(c)    all copies, notes or records of any of the information referred to in sub-clauses (a) or(b)above;and
(d)    any knowledge which a Recipient or any Recipient Personnel may acquire as a direct result of acquiring or holding information referred to in sub-clauses (a) to (c) above, but not Excluded Information.
“Discloser” means the party disclosing the Confidential Information to the Recipient and includes each of its Associates.
“Excluded Information” means any information that:
(e)    is or becomes publicly known through no fault of the Recipient;
(f)    is already known by the Recipient prior to receipt under this Confidentiality Agreement (as shown by the Recipient's written records) as indicated by the Recipient within five Business Days after the Recipient receives the Confidential Information it is claiming constitutes Excluded Information;
(g)    is independently developed by or for the Recipient without use of the Confidential Information; or
(h)    is properly received by the Recipient from a third party on a non-confidential basis.
“Intellectual Property Rights” include, without limitation, all intellectual property rights under statute or at common law or equity which exist now or which may exist in the future, including, without limitation:
(i)    all copyright, designs (whether registered or unregistered), branding, logos, symbols, get-up, service marks, aspects of packaging, trademarks (whether registered or unregistered), patents (whether registered or unregistered), goodwill attached to any domain names, business names or company names and any right to have confidential information kept confidential; and
(j)    any application or right to apply for any rights referred in sub-paragraph (a).
“Personnel” includes any officer, employee, agent or Associate of a party (except where the party is an individual).
“Purpose” means the subject matter of the Development Services Agreement to which this Confidentiality Agreement is annexed.
“Recipient” means the party to whom the Confidential Information is disclosed.